SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  NorCap Funds, Inc.

Address of Principal Business Office:

8010 Excelsior Drive, Suite 300

Madison, Wisconsin 53717

Telephone number (including area code):  (608) 831-8018

Name and Address of Agent for Service of Process:

Daniel T. Murphy

NorCap Funds, Inc.

8010 Excelsior Drive, Suite 300

Madison, Wisconsin 53717

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES

/X/

NO

/  /

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Madison and State of Wisconsin on the 12th day of May, 2003.

NORCAP FUNDS, INC.

By:

_/s/ Daniel T. Murphy________________

Daniel T. Murphy

Chairman and President

Attest:

_/s/ Brian A. Hellmer________________

Brian A. Hellmer, Secretary